Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Long-Term Incentive Plan of Burford Capital Limited of our report dated July 6, 2020, except for the section titled “Sensitivity of level 3 valuations” of Note 21, as to which the date is September 11, 2020, with respect to the consolidated financial statements of Burford Capital Limited included in its Registration Statement on Form 20-F (No. 001-39511), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Guernsey, United Kingdom

October 5, 2020